UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*

                          FiberNet Telecom Group, Inc.
               ---------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    315653402
               ---------------------------------------------------
                                 (CUSIP Number)

                              Steven J. Pully, Esq.
                              Carlson Capital, L.P.
                        2100 McKinney Avenue, Suite 1600
                                Dallas, TX 75201
                                 (214) 932-9600

                                 with a copy to

                                  Peter Halasz
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000
               ---------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                September 9, 2009
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [x]


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 8 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Double Black Diamond Offshore Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            -0-
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             -0-
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Black Diamond Offshore Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            -0-
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             -0-
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Carlson Capital, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            -0-
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             -0-
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN, IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Asgard Investment Corp.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            -0-
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             -0-
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 6 OF 8 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Clint D. Carlson
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            -0-
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             -0-
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 7 OF 8 PAGES
--------------------------------------------------------------------------------

Item 1.         Security and Issuer.

          This Amendment No. 1 is filed with respect to the shares (the "Shares") of common stock, par value $0.001 per share, of FiberNet Telecom Group, Inc. (the "Issuer"), beneficially owned as of September 11, 2009 and amends and supplements the Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on June 9, 2009 (the "Original Schedule 13D" and together with this Amendment, the "Schedule 13D"). Except as set forth herein, the Schedule 13D is unmodified. This Amendment No. 1 also constitutes an "exit filing" for the Reporting Persons, who do not intend to file any further updates or amendments to the Schedule 13D.

ITEM 4.         PURPOSE OF TRANSACTION

Item 4 is hereby amended and supplemented to include the following penultimate paragraph:

          On September 9, 2009, the Issuer announced that it had been acquired by Zayo pursuant to the Plan of Merger. In connection with the completion of the merger, the Issuer notified NASDAQ that each Share of the Issuer (other than certain excluded shares as described in the Plan of Merger) outstanding immediately prior to the effective time of the merger would be converted into the right to receive $11.45 in cash, without interest and net of applicable taxes, and requested that NASDAQ file with the SEC an application on Form 25 to delist and deregister the Shares. All of the Shares owned by the Reporting Persons were acquired by Zayo in connection with the merger.

ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER

Paragraphs (a) through (c) and (e) of Item 5 are hereby amended and restated in the entirety as follows:

                (a) As of the close of business on September 11, 2009, the Reporting Persons beneficially owned an aggregate of 0 Shares, constituting approximately 0% of the Shares outstanding.

                (b) None of the Reporting Persons have the power to vote or direct the disposition of any Shares as no such Shares are beneficially owned by any of the Reporting Persons.

                (c) During the last sixty days, the Reporting Persons did not engage in any transactions in the Shares other than pursuant to the Plan of Merger as described in Item 4 above.

                (e) September 9, 2009.

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CUSIP NO.   315653402               SCHEDULE 13D/A         PAGE 8 OF 8 PAGES
--------------------------------------------------------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 11, 2009


                                           BLACK DIAMOND OFFSHORE LTD.

                                           By: Carlson Capital, L.P., its
                                               investment manager

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                               --------------------------------
                                               Name: Clint D. Carlson
                                               Title: President

                                           DOUBLE BLACK DIAMOND OFFSHORE LTD.

                                           By: Carlson Capital, L.P., its
                                               investment manager

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                               --------------------------------
                                               Name: Clint D. Carlson
                                               Title: President

                                           CARLSON CAPITAL, L.P.

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                               --------------------------------
                                               Name: Clint D. Carlson
                                               Title: President

                                           ASGARD INVESTMENT CORP.

                                           By: /s/ Clint D. Carlson
                                               ----------------------------
                                               Name: Clint D. Carlson
                                               Title: President

                                           /s/ Clint D. Carlson
                                           --------------------------------
                                           Clint D. Carlson